UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: February 22, 2011
(Date of earliest event reported)
IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
630 Dundee Road
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS WITH CERTAIN OFFICERS.
(c) On February 22, 2011, the Board of Directors of IDEX Corporation (the “Company”) appointed Heath Mitts to serve as Chief Financial Officer effective March 1, 2011, upon Dominic Romeo’s previously announced retirement. Mr. Mitts has been serving as Vice President — Corporate Finance since September 2005. Mr. Mitts does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.
(d) On February 22, 2011, Neil A. Springer informed the Company that he has decided to retire and resign from the Company’s Board of Directors effective at the Company’s annual meeting of stockholders to be held on April 5, 2011. Mr. Springer is a Class III director of the Company whose term expires at the Company’s 2013 annual meeting of stockholders, and is a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Springer’s resignation is not the result of any disagreement with the Company or its management.
     Also on February 22, 2011, the Company announced the appointment of Livingston Satterthwaite to serve as a Class III director to serve until the Company’s 2013 annual meeting of stockholders. Mr. Satterthwaite’s appointment is effective upon the resignation and retirement of Mr. Springer at the Company’s annual meeting of stockholders to be held on April 5, 2011. Mr. Satterthwaite will also serve on the Company’s Audit Committee.
     Mr. Satterthwaite was not appointed to the Company’s Board of Directors pursuant to any arrangement or understanding with any other person.
     There are no other transactions between the Company and Mr. Satterthwaite that would require disclosure under Item 404(a) of Regulation S-K.
(e) On February 22, 2011, the Company granted 42,460 options to Heath Mitts (in connection with his promotion to Chief Financial Officer) and 21,230 options to Frank J. Notaro, its Vice President — General Counsel, which in each case vest 50% on February 22, 2014, and 50% on February 22, 2015. A copy of the form Stock Option Agreement pursuant to which such options were granted is attached hereto as Exhibit 10.1.
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Form Option Agreement
99.1	Press Release of Idex Corporation dated February 23, 2011

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

By:	/s/ Frank J. Notaro
Frank J. Notaro
Vice President and General Counsel

February 24, 2011

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